UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 5, 2012

AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction

of Incorporation)

000-32369	58-2016606
(Commission File Number)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2012, AFC Enterprises, Inc. (the “Company”) announced that Ralph W. Bower, 49, its Chief Operating Officer–U.S. has been promoted to President–U.S., effective immediately. Mr. Bower has served as the Company’s Chief Operating Officer–U.S. since March 2009. From February 2008 to March 2009, Mr. Bower served as the Company’s chief operations officer for the Company’s U.S. restaurants.

In connection with Mr. Bower’s promotion, the Company will grant Mr. Bower a special one-time restricted stock grant valued at $100,000. The shares will vest on the third anniversary of the grant date, provided Mr. Bower remains an employee of the Company on such date. In addition, the Company has agreed to make an additional relocation payment to Mr. Bower upon the sale of his residence in California, in the amount by which his tax basis in such residence exceeds the eventual sale price of such residence. This additional relocation payment will not exceed $329,000. Among other conditions, this relocation payment is subject to Mr. Bower being an employee of the Company as of the time of the sale of his residence. In addition, the Company will have the right to require Mr. Bower to repay the amount of the relocation payment if he leaves the employment of the Company for any reason within 36 months of the date of the relocation payment. Any such repayment will be prorated based on the number of months elapsed since the relocation payment.

The press release announcing Mr. Bower’s promotion is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated March 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.

Date: March 5, 2012	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel,
Chief Administrative Officer and
Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 5, 2012.